SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)March 21, 2001

SOUTH TEXAS DRILLING & EXPLORATION, INC.

(Exact name of registrant as specified in its charter)

State of Texas                                2-70145                 74-2088619
(State or other jurisdiction              (Commission             (IRS Employer
 of incorporation)                        File Number)            Identification No.)

9310 Broadway, San Antonio, Texas                78217
(Address of principal executive offices)                   (Zip Code)

Registrant's telephone number, including area code  (210) 828-7689

___________________________________________________________________

(Former name or former address, if changed since last report.)

Item 5. Other Events, Litigation.

 As initially reported in its 10Q filing for the period ended
June 30, 2000, South Texas Drilling & Exploration, Inc. (the
"Company") has been sued in Cause No. 99-CVT00376-D3, Sanchez
v. Michael Petroleum Corporation, et al, in the 341st District
Court of Webb County, Texas.  The suit arises out of an oil-field accident resulting in injuries to a former employee of the
Company, Jesse Sanchez.  Mr. Sanchez has sued the Company on the basis that the Company intentionally failed to furnish him with a safe workplace. Mr. Sanchez claims that his actual
damages do not exceed $2 million and seeks punitive damages in excess of $1 million.  Mr. Sanchez's wife and children have
also brought claims against the Company for loss of consortium, support and services. The Plaintiffs claim the Company
intentionally failed to provide a safe workplace and believed its conduct was substantially certain to cause Mr.
Sanchez's injuries.  In support of the claims, the Plaintiffs have alleged that Mr. Sanchez's injuries were caused by the use of alcohol and drugs by employees of the Company on the rig
site.  The Company has denied that Mr. Sanchez's injuries
were caused by the use of alcohol and drugs by employees
of the Company.  Along with the Company, the Plaintiffs have sued the well operator, project engineer and manufacturer of the wireline unit in question on a negligence and strict
liability basis.  The Company believes that the suit against the Company has no merit, and is only brought to circumvent
the workers compensation insurance regime that should supply
Mr. Sanchez's only recourse in this matter.  The Company
believes that the allegation that the Company intentionally
harmed Mr. Sanchez is unsupported by the facts of the
situation, and is vigorously defending against Mr.
Sanchez's allegations.

SIGNATURES

 Pursuant to the requirements of the Securities Exchange Act of
1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  March 21, 2001            SOUTH TEXAS DRILLING & EXPLORATION,
                                               INC.

                                          By:___/s/ Wm. Stacy Locke_________
                                                     Wm. Stacy Locke, President